Exhibit 10.7

FLO Corporation Software Development Agreement

This Agreement (the “Agreement”) is made and entered into as of this 29th day of May 2007 (the “Effective Date”), by and between FLO Corporation, a Delaware corporation having a place of business located at 12413 Willows Road NE, Kirkland, Washington 98034 (hereinafter “FLO”), and International RAM Associates, Inc., a Texas corporation, with its principal offices located at 11044 Research Boulevard, Suite D-200, Austin, Texas 78759 (hereinafter “RAM”).

WITNESSETH

WHEREAS FLO is in the business of providing services to the traveling public under the Transportation Security Administration’s Registered Traveler Program (hereinafter “RT Program” or “RT”);

WHEREAS RAM is in the business of providing technical services relating to the design, development, implementation, enhancement and maintenance of computer hardware, software and application systems; and

WHEREAS FLO wishes to retain the services of RAM for the purpose of development, implementation, enhancement and maintenance of certain computer software applications, hardware configurations and automated systems critical to the delivery of FLO services to its customers;

NOW THEREFORE, in consideration of the mutual covenants, terms and conditions herein contained, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.	DEFINITIONS.

a.	“Application Software” means, collectively, the FLO Facility Server Application, FLO Authentication Application and any other software module, component, routine or source code developed by RAM hereunder.

b.	“FLO Authentication Application” means the software subsystems, systems components and applications executing on FLO kiosks and authentication hardware configuration necessary to provide authentication and processing of FLO subscribers at security checkpoints.

c.	“FLO Facility Server Application” means the software subsystems, systems components and applications necessary to provide the operational functionality supporting FLO RT operations at airports and enrollment facilities.

d.	“FLO Solution” means, collectively, all of the software applications, automated systems, communication facilities and interfaces that comprise the operational environment supporting FLO operations in airport facilities, enrollment centers, customer service centers, internet portals and other service delivery points.

e.	“RTIC” means the Registered Traveler Interoperability Consortium.

f.	“RTIC Specifications” means the Registered Traveler Interoperability Consortium’s Technical Interoperability Specification in its most current form and revision.

2.	SCOPE OF SERVICES.

a.	In General. Pursuant to the terms and conditions of this Agreement, RAM agrees to use its best efforts to provide the services and complete the work agreed upon and described herein, in order to deliver the Application Software, including user and technical documentation thereto, as described in Exhibit 1 (Project Description/Statement of Work) attached hereto. FLO reserves the right to modify the Project Description/Statement of Work from time to time during the term hereof upon reasonable notice to RAM.

b.	Technical System Design. RAM shall develop the technical design for the Application Software (the “System Design Specification”) in consultation with FLO and using the Agile process and other development tools described in Exhibit 2 (Development Tools). The System Design Specification shall include hardware and software specifications; performance specifications; a narrative description of the system; a description of all input data (such as type, size, range of expected values, and relationship to other data); a description and pictures of all screens, including sequence diagrams; and definitions and descriptions of all outputs and reports to be generated and the process for generating them. RAM shall deliver the completed System Design Specification to FLO no later than 30 days after the Effective Date. FLO shall have ten (10) days after receipt thereof to accept or reject the System Design Specification in writing. If FLO rejects the System Design Specification, FLO shall specify in writing the grounds for rejection and RAM shall use its best efforts to correct the design within ten (10) days after notice of rejection. If FLO rejects the System Design Specification a second time, FLO shall have the option to repeat the procedure in this subsection or terminate this Agreement in accordance with Section 9.c (Termination for Cause).

c.	Development Tools. RAM agrees to use the software development tools, integrated development environments, software development kits and other development aids specified by FLO (the “Development Tools”), to develop the Application Software. A list of the Development Tools as of the Effective Date is set forth in Exhibit 2 (Development Tools) attached hereto. FLO reserves the right to modify the Development Tools from time to time during the term hereof, upon reasonable notice to RAM.

d.

Development Systems. RAM agrees to provide its personnel with the personal computer systems, application programs, and network infrastructure necessary for each individual to discharge their tasks and responsibilities necessary to complete the Application Software. RAM further agrees that the costs of these items are included in the billing rates for each RAM employee provided under this Agreement and that RAM is responsible for all costs therefor. FLO agrees to provide all hardware, operating system software, third party application software and other system components and network infrastructure necessary to support the development and deployment of the Application Software including development servers, source code repositories, deployment systems, kiosk configurations and other hardware and software components necessary to implement the Application Software in the FLO operational environment.

3.	WORK POLICY; PERSONNEL.

a.	Project Managers. Both parties shall designate a project manager to serve as the main point of contact between the parties (the “RAM Project Manager” and the “FLO Project Manager”, respectively). The scope of the services provided by RAM and conduct of the RAM personnel engaged in the provision of services that is not specifically outlined in this Agreement must be coordinated with and assented to by the FLO Project Manager at all times.

b.	Continuity of RAM Personnel. RAM will use its best efforts to ensure the continuity of RAM employees assigned to perform the services hereunder.

c.	Reports. RAM will submit to FLO a written status report describing its activities during the preceding two (2) week period, including the current status of activities (with an explanatory narrative when appropriate). The precise content and format of the status report shall be determined by the parties.

d.	Compliance with Security Policies. RAM personnel shall observe and comply with FLO’s reasonable and standard security procedures, rules, regulations and policies.

e.	Assignment of Personnel. If any RAM personnel performing services hereunder is, in FLO’s reasonable discretion, determined to be unacceptable to FLO for any reason, RAM agrees, upon written notice from FLO, to expeditiously remove such individual from the project and assign an acceptable substitute person, in a reasonably expeditious manner, to fulfill the obligations of the individual so removed.

f.	Non-Solicitation. Unless otherwise agreed to in writing, neither party shall solicit the other party’s personnel for employment during the term of this Agreement and for a period of two (2) years thereafter.

g.	Relationship of Parties. RAM agrees and represents that it is an independent contractor and neither RAM nor RAM’s employees are agents or employees of FLO for federal tax purposes or for any other purpose whatsoever. RAM personnel are not entitled to any employee benefits provided by FLO. RAM assumes sole and complete responsibility for any and all acts of RAM employees. RAM and its employees have no authority to make commitments or enter into contracts or binding agreements of any kind on behalf of FLO, or otherwise obligate FLO in any manner whatsoever. RAM is solely responsible for the compensation of all RAM employees assigned to perform services hereunder, including the payment of worker’s compensation, disability, wages and benefits, providing unemployment and other similar insurance, and withholding income and other taxes as required by law.

4.

ACCEPTANCE. Each software application delivered hereunder, including the FLO Authentication Application and the FLO Facility Server Application, shall be subject to acceptance testing by FLO for substantial conformance to the System Design

Specification. If the delivered software application fails to substantially conform to the applicable System Design Specification, FLO shall notify RAM within ten (10) business days of receiving the software application, and shall specify any failures with sufficient detail to allow RAM to reproduce such failures (the “Rejection Notice”). Within ten (10) business days of the receipt of a Rejection Notice, RAM shall correct the specified failures in the software application, or provide a written estimate of the cost and time required to correct the failures, unless such failures are caused by deficient provision of services by RAM. Each software application resubmitted to FLO after the receipt of a Rejection Notice therefor shall be subject to the acceptance testing requirements described above. If any software application is so rejected five or more times, FLO may terminate this Agreement in accordance with Section 9.c (Termination for Cause).

5.	OWNERSHIP.

a.	Ownership. The parties agree that FLO is the rightful and exclusive owner of all Work Product. “Work Product” means the materials, software, tools, data, inventions, works of authorship and other innovations of any kind, including, without limitation, any deliverables under the Project Description/Statement of Work, and any improvements or modifications to FLO proprietary computer software programs or related materials that RAM may make, conceive, develop or reduce to practice, alone or jointly with others, in the course of performing the services hereunder or as a result of providing such services, whether or not eligible for patent, copyright, trademark, trade secret or other legal protection, and any and all related patents, patent applications, trademarks, copyrights, trade secrets, and other proprietary rights. RAM further agrees that since FLO is the rightful owner of all Work Product created under this Agreement, RAM agrees not to use any software developed hereunder in any software development work which RAM performs for any other party. RAM hereby grants and assigns to FLO all right, title and interest to all Work Product created hereunder, except as otherwise provided in subsection d (Existing Technology) below. Nothing in this Agreement or otherwise shall be construed to prevent RAM from using general know-how, expertise, skill and understanding possessed prior to or gained during the course of performing the services hereunder.

b.	Deliverables. RAM agrees that upon completion or termination of this Agreement, for whatever cause and without regard to whether all Application Software has been completed or accepted, one copy of all Work Product, including notebooks, data, information, source code, object code and technical documentation, and other material acquired or compiled by RAM related to the services provided and the Application Software, shall be delivered to FLO.

c.

Cooperation by RAM. RAM agrees to assist FLO, without compensation, in any reasonable manner, in the procurement , for FLO’s benefit, of patent, copyright, trademark and other proprietary rights in the Work Product in any and all countries. RAM agrees to execute, when reasonably requested by FLO, copyright or other similar applications or assignments as may be necessary to protect the rights granted to FLO hereunder. RAM will obtain for FLO execution of any such applications or assignments from any employee of RAM who develops any Work Product hereunder. In the event that FLO is unable for any reason to obtain RAM’s or RAM’s employee’s signature on any document lawful or necessary for any purpose set forth in this subsection, including but not limited to those required to apply for, or execute patent, copyright, trademark or similar applications or assignments deemed necessary by FLO to carry out the purpose of this Agreement, RAM hereby irrevocably designates and appoints each of FLO and its duly authorized officers and agents as RAM’s agent and RAM’s attorney-in-fact to execute and file any such application, assignment or document and do all other lawfully permitted acts to further the procurement of patents, copyrights, trademarks and other proprietary rights with the same legal force and effect as if executed and delivered by RAM. RAM represents and warrants that it has or will have appropriate agreements with its employees and subcontractors necessary to fully effect the provisions of this Section 5. All fees, including attorneys’ fees and government agency fees, and all other expenses incurred in the procurement, maintenance, or protection of any intellectual property rights by FLO in the Work Product will be borne solely by FLO.

d.	Existing Technology. RAM owns, has developed, has acquired, or has obtained exclusive license rights to certain software, know-how, and trade secrets, and all intellectual property rights therein, prior to or independent of this Agreement (the “RAM Background Technology”) that RAM deems proprietary. RAM shall retain all rights and ownership in all the RAM Background Technology. To the extent that any Work Product under this Agreement infringes RAM’s rights to the RAM Background Technology, RAM grants to FLO a perpetual, royalty-free, non-exclusive, sub-licensable and irrevocable right and license to use, modify, and copy such RAM Background Technology. Any such license with respect to the RAM Background Technology shall be limited solely to FLO’s RT Program, as set forth in this Agreement, and FLO may not use the RAM Background Technology for any other program or purpose.

e.	RAM’s Use of the Work Product. If FLO, in its sole discretion, determines not to apply for a patent on any of the Work Product developed by RAM during the course of this Agreement, RAM may request FLO’s permission to patent such work product at RAM’s sole expense. In the event FLO desires to grant RAM such permission to pursue a patent on the work product developed hereunder, the terms and conditions under which RAM may pursue such a patent shall be set forth in a separate agreement between the parties.

6.	COVENANTS.

a.	RAM covenants that the services provided by it hereunder will be of the highest professional quality and conform to all generally accepted practices governing the design and development of application software of the same general nature and complexity.

b.	RAM further covenants that RAM shall not knowingly introduce through any means, any virus, worm, trap, trap door, back door, or any contaminant or disabling devices, including, but not limited to, timer, clock, counter, or other limiting codes, commands, or instructions intended to damage or disable (“Harmful Code”) the Application Software or any FLO data or other intellectual property used by FLO. In the event RAM introduces such Harmful Code, RAM shall immediately, and at RAM’s sole expense, replace and install all copies of the Application Software containing the Harmful Code.

c.	Notwithstanding anything else contained in this Agreement, the covenants and warranties in this Section 6 shall be deemed to be a warranty for current and future performance and shall continue until and for so long as RAM is engaged to provide services to FLO with respect to the Application Software developed hereunder, including the maintenance and enhancement thereof. For the purpose of any applicable statute of limitation or statute of repose, discovery of the breach of this warranty shall be deemed to have been made when FLO first becomes aware of such breach.

7.	FEES AND TERMS OF PAYMENT.

a.	Fees. FLO shall pay RAM hourly fees for the services rendered hereunder by RAM employees. The applicable fees and payment terms are set forth in Exhibit 3 (Payment Terms) attached hereto. Unless otherwise agreed upon by the parties in writing, in no event shall any fees exceed the fees as they are set forth in Exhibit 3 (Payment Terms).

b.	Expenses. FLO shall reimburse RAM for any FLO-approved out-of-pocket expenses incurred by RAM in accordance with the payment terms set forth in Exhibit 3 (Payment Terms). RAM shall not mark-up or charge a premium for any out-of-pocket expenses necessary to support RAM’s duties and responsibilities hereunder.

c.	Taxes. FLO is responsible for paying all taxes levied in connection with the fees and expenses due RAM, exclusive of any taxes based on RAM’s income, which shall be paid solely by RAM. FLO agrees to either pay any tax for which it is responsible directly or to reimburse RAM upon receipt of proof of payment by RAM.

d.	Audit. RAM will use all commercially reasonable efforts to maintain complete and accurate accounting records in connection with the services performed and materials provided hereunder, in accordance with generally accepted accounting principles, to substantiate its charges under this Agreement (the “Records”). FLO shall have the right to appoint an independent certified public accountant (the “Accountant”) to inspect the Records in order to verify the amounts billed to FLO (an “Audit”). FLO may conduct a maximum of one Audit per year. FLO shall provide reasonable prior notice of all Audits, which shall be conducted during regular business hours and at FLO’s sole expense. Any Accountant appointed to conduct an Audit shall not be compensated based on the results of the Audit. The appointment of any Accountant shall be subject to acceptance by RAM (which acceptance shall not be unreasonably withheld). The Accountant shall hold all RAM information obtained during an Audit in strict confidence and shall not disclose any confidential information obtained during any Audit to any third person or entity, unless (i) to report to FLO RAM’s non-compliance with the terms of this Agreement; (ii) it is necessary to establish RAM’s non-compliance with the terms of this Agreement in a legal or other proceeding, or (iii) RAM provides prior written consent approving the disclosure. The terms of this provision shall survive the termination of this Agreement for a period of five (5) years.

8.	REPRESENTATIONS AND WARRANTIES.

a.	RAM represents and warrants that: (i) it has the authority and the right to enter into this Agreement, to perform the services and provide the Application Software to be developed hereunder, and that its obligations hereunder are not in conflict with any other RAM obligations; (ii) all services will be performed in a competent and professional manner and shall conform in all material aspects to FLO’s requirements expressly set forth in this Agreement; (iii) to its knowledge, neither the Application Software, nor the performance of any services by RAM infringe upon or violate the rights of any third party and to its knowledge FLO shall receive free and clear title to all deliverables assigned to it pursuant to Section 5 (Ownership); and (iv) at the time of acceptance and for a period of one (1) year thereafter, the Application Software will substantially conform to the System Design Specification, and as FLO’s sole and exclusive remedy for a breach of the foregoing, RAM shall use all commercially reasonable efforts to correct or repair, at no cost to FLO, any defect, malfunction or non-conformity that prevents the Application Software from conforming to the System Design Specification.

b.	Furthermore, except as set forth in Section 5(e), RAM warrants and represents that it shall not use any Work Product which it develops for FLO hereunder in the use and development of any software and software code for any other RT service provider or FLO competitor.

c.	Any warranty in this Agreement shall not apply to: (i) altered or damaged Application Software unless altered or damaged by RAM, (ii) Application Software any portion of which is incorporated by FLO with, or into, any derivative work or other software without the assistance of RAM, or (iii) if the Application Software is subjected to misuse, negligence or abuse by FLO.

9.	TERM AND TERMINATION.

a.	Term. This Agreement shall commence as of the Effective Date and shall continue in full force and effect thereafter until (i) all services required under Exhibit 1 (Project Description/Statement of Work) have been completed, (ii) the Application Software has been developed and accepted by FLO, or (iii) until terminated as provided below.

b.	Termination without Cause. FLO may terminate this Agreement for any reason upon thirty (30) days written notice to RAM.

c.	Termination for Cause. In the event of any material breach of this Agreement by either party, the non-breaching party may terminate this Agreement immediately by providing written notice to the other party.

d.

Survival. Upon termination of this Agreement by either party, each party shall turn over to the other party all of the other party’s material, property and Confidential Information, in addition to any other deliverables required upon termination by this Agreement. Sections 1 (Definitions), 5 (Ownership), 7 (Fees and Terms of Payment), 8 (Representations and Warranties), 10.d (Survival), 10 (Indemnification), 11 (Confidential Information), 12 (Advertising), 13

(Governing Law; Interpretation; Severability), 14 (Insurance), 17 (Notices), 18 (Entirety) and 19 (Employee Non-Competition) shall survive termination.

e.	Effect of Termination. If this Agreement is terminated under either Section 9(b) or 9(c) by FLO, RAM shall, within ten (10) business days of receipt of the notice of termination submit a final invoice to FLO in accordance with Exhibit 3, Section 2 hereof, which invoice shall be paid by FLO in accordance with the provisions of Exhibit 3, Section 2.

10.	INDEMNIFICATION.

a.	RAM Defense. RAM will, at its own expense, defend and/or handle any claim or action against FLO based on a claim that the Application Software and/or any deliverables furnished to FLO pursuant to this Agreement infringe or are alleged to infringe any U.S. patent, copyright, intellectual or industrial property right or any other similar right including, but not limited to, misappropriation of trade secrets. Notwithstanding the foregoing, RAM shall not be liable for any liabilities, losses, damages, costs and expenses, including attorney’s fees, under its indemnification obligation if it is shown that RAM’s infringement was not willful or grossly negligent, after RAM conducted reasonable diligence. As a condition to RAM’s obligations in this Section 10, RAM shall have the right to conduct the defense of any such claim or action and all negotiations for its settlement; provided, however, that FLO may participate, at its expense, in such defense or negotiations to protect its interests. As a condition to the foregoing, FLO must promptly notify RAM in writing of any claim or action occurring hereunder, and cooperate with, and provide all available information, assistance and authority to RAM to defend or settle the action.

b.	Mitigation by RAM. If any of the Application Software is, or in the opinion of RAM is likely to become, the subject of a claim, suit or proceeding of infringement, RAM may in its sole discretion (a) procure, at no cost to FLO, the right to continue using the Application Software; (b) replace or modify the Application Software to render it non-infringing, provided there is no material loss of functionality; or (c) if, in RAM’s reasonable opinion neither (a) nor (b) above are commercially feasible, terminate this Agreement and refund the amounts paid by FLO for the Application Software.

c.	No Obligation of RAM. The foregoing obligations of RAM under Sections 10(a) and 10(b) shall not apply with respect to the Application Software or software programs portions or components thereof (i) if not supplied by RAM; (ii) which are modified by FLO, or a party other than RAM working for FLO unless so authorized by RAM, if the alleged infringement relates to such modifications; or (iii) combined with other software or hardware not provided by RAM. RAM agrees to give FLO prompt notice of any such claim or action that could have an adverse impact on FLO’s use or possession of the Application Software.

11.	CONFIDENTIAL INFORMATION.

a.

Scope of Confidentiality. Each party agrees to regard and preserve as confidential all technical, financial and business information related to the business and activities of the other party (the “Disclosing Party”), that may be obtained by such party (the “Receiving Party”) from any source or may be developed as a result of this Agreement (“Confidential Information” of the Disclosing Party). The Receiving Party agrees to hold such information in trust and confidence for the Disclosing Party and not to disclose such Confidential Information to any person, firm or enterprise, or use, directly or indirectly, any such Confidential Information for its own benefit or the benefit of any other party, unless otherwise authorized in writing by the Disclosing Party, and even then, to limit access to and disclosure of such Confidential Information to the Receiving Party’s employees on a need-to-know basis only. Confidential Information shall not be considered confidential if such information is: (i) already known by the Receiving Party free of any restriction at the time it is obtained as evidenced by written records of the Receiving Party; (ii) subsequently learned by the Receiving Party from an independent third party having the right to make such disclosure, free of any restriction; or (iii) becomes available publicly by means other than a wrongful act of the Receiving Party.

b.	Remedy. Each party acknowledges and agrees that, in the event of a breach or threatened breach of any of the foregoing provisions, the other party will have no adequate remedy in damages and, accordingly, shall be entitled to injunctive relief against such breach; provided, however, that no specification of a particular legal or equitable remedy shall be construed as a waiver, prohibition or limitation of any other legal or equitable remedies in the event of a breach hereof.

12.	ADVERTISING. Neither party will use the other party’s name or marks or refer to or identify the other party in any advertising or publicity releases, or promotional or marketing correspondence to others, without such party’s written approval, such approval not to be unreasonably withheld.

13.	GOVERNING LAW; INTERPRETATION; SEVERABILITY. This Agreement shall be construed and enforced under the substantive laws of the State of Washington. Headlines are for reference only and shall not affect the meaning of any terms, covenants or conditions hereof. If any provision of this Agreement is held invalid, illegal or unenforceable, the remaining provisions will continue unimpaired.

14.

ARBITRATION. The parties agree that any disputes arising out of or related to this Agreement shall be settled by binding arbitration in accordance with the rules of the American Arbitration Association in the State of Washington (hereinafter “AAA”), and judgment upon the award may be entered in any court having jurisdiction. A single arbitrator shall be selected according to AAA rules within thirty (30) days of submission of the dispute to AAA. The arbitrator shall conduct the arbitration in accordance with the Evidence Code of the Revised Code of Washington. Except as expressly provided above, no discovery of any kind shall be taken by either party without the written consent of the other party, provided, however, that either party may seek the arbitrator’s permission to take any deposition which is necessary to preserve the testimony of a witness who either is, or may become, outside the subpoena power of the arbitrator or otherwise unavailable to testify at the arbitration. The arbitrator shall have the power to enter any award that could be entered by a judge of the Superior Court of the State of Washington sitting without a jury, and only such power, except that the arbitrator shall not have the power to award punitive damages, treble damages, or any other damages which are not compensatory, even if permitted under the laws of the State of

Washington or any other applicable law. The arbitration award may be enforced in any court having jurisdiction over the parties and the subject matter of the arbitration.

15.	INSURANCE.

a.	RAM agrees to obtain and maintain adequate worker’s compensation, disability, unemployment insurance and other similar insurance for all RAM employees performing services under this Agreement, unless otherwise agreed to by the parties in writing. RAM agrees to obtain and maintain comprehensive general liability and vehicular liability insurance for claims for damages because of bodily injury (including death) and property damage caused by or arising out of acts or omissions of RAM employees. The minimum limits of such insurance shall be one million dollars ($1,000,000) for each person, one million dollars ($1,000,000) for each accident involving bodily injury and one million dollars ($1,000,000) for each accident. Each such policy shall name FLO as a co-insured and additional loss payee and shall provide for at least thirty (30) days written notice in the event of any modification or cancellation. RAM will also notify FLO at least thirty (30) days in advance if RAM desires to modify or cancel any such insurance. Upon request, RAM will furnish FLO with certificates of insurance to evidence its compliance with the provisions hereof.

b.	RAM shall also obtain and maintain an insurance policy or policies covering errors and omissions, product liability and property damage which shall include FLO as a named insured. RAM shall supply FLO with a certificate of such insurance within twenty (20) days after the Effective Date of this Agreement, which shall state that the carrier undertakes to give FLO thirty (30) days written notice prior to cancellation. The policy limits shall be in an amount of not less than ten million dollars ($10,000,000) for each occurrence.

16.	ASSIGNMENT. Except to an entity that succeeds to all or substantially all the business or assets of a party, neither party may assign, transfer or subcontract the performance of its services, or any of its rights and/or obligations hereunder, without the other party’s prior written consent, and any attempt to do so shall be void.

17.	SUBCONTRACTING. RAM shall be solely responsible for all its obligations and responsibilities hereunder notwithstanding RAM’s use of any subcontractors to provide services hereunder, and regardless of agreement thereto by FLO.

18.	NOTICES. All notices shall be in writing and delivered personally or properly mailed via first class mail, to the addresses of the parties set forth at the beginning of this Agreement, to the attention of the undersigned. Any such notice shall be deemed given on the date delivered or when placed in the U.S. Mail as specified above.

19.	ENTIRETY; WAIVER. This Agreement, together with the Exhibits, contains the entire agreement between the parties with respect to the subject matter hereof and supersedes and replaces any prior or inconsistent agreements, negotiations, representations and promises, oral or written. No modification of this Agreement nor any failure or delay in enforcing any term, exercising any option or requiring performance shall be binding or construed as a waiver unless agreed to in writing by the parties hereto.

20.	EMPLOYEE NON-COMPETITION. During the term of this Agreement, RAM employees that are assigned to develop the Application Software shall not perform services or provide material or information, directly or indirectly, to, for, or in support of any Competitor of FLO in connection with a Competitive Project that is substantially similar in form, function, substance, purpose or intent, as performed or provided for in this Agreement. For purposes of this Section, “Competitor” shall mean any firm or enterprise engaged or intending to be designated as an authorized service provider in the TSA Registered Traveler Program, or any manufacturer or provider of equipment to be used specifically for the same. “Competitive Project” shall be defined as any task or work effort with an intent or result that is or will be substantially similar to any contemplated by this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

FLO Corporation		International RAM Associates, Inc.

By:	/s/ Luke A. Thomas	By:	/s/ Scott A. Beamer

Name:	Luke A. Thomas	Name:	Scott A. Beamer

Title:	Executive Vice President	Title:	Vice President

Date:	May 31, 07	Date:	05/29/2007

THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.